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Exhibit No. 16

                                 Tanner + Co.
                               675 E. 500 South
                          Salt Lake City, Utah 84102
                               (801) 532-7444


August 3, 1999



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C.  20549

RE:  Lexon Technologies, Inc. (formerly Rexford, Inc.)

Dear Sir/Madam:

     We were previously principal accountants for Lexon Technologies, Inc. (formerly Rexford, Inc. and, under the date of December 19, 1998, we reported on the financial statements of Lexon Technologies, Inc. as of and for the years ended September 30, 1998 and 1997 and the cumulative amounts from October 1, 1992 (date of commencement of development stage. On August 3, 1999, our services were terminated. We have read Lexon Technologies, Inc.'s statements included under Item 4 of its Form 8-K dated July 31, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Lexon Technologies, Inc. statement that they have engaged Hutton Nelson & McDonald LLP as independent certified public accountants and that such engagement was approved by the Registrants' Board of Directors.


/S/Tanner + Co.
Certified Public Accountants
675 E. 500 South
Salt Lake City, Utah 84102
(801) 532-7444